August 20, 2015

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Nuvola, Inc. on Form S-1/A (Amendment No. 5) of our audit report, dated April 30, 2014 relating to the accompanying balance sheets of Nuvola, Inc. as of December 31, 2013 and the statements of operations, stockholders’ equity, and cash flows from inception (November 21, 2013) through December 31, 2013, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement and this Prospectus.

De Joya Griffith, LLC

/s/ De Joya Griffith, LLC
Henderson, NV
August 20, 2015